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                                                                   Exhibit 10.29

TECHNOLOGY LICENSING AGREEMENT MADE AND ENTERED INTO IN THE CITY AND DISTRICT OF MONTREAL, ON THE 2ND DAY OF MAY, 1997

BY AND BETWEEN:   H POWER CORP., a Delaware corporation, having its head office and principal place of business in the City of Belleville, State of New Jersey,

                  (hereinafter referred to as the "Licensor")

                  PARTY OF THE FIRST PART

AND: 3362469 CANADA INC., a body politic and corporate, duly incorporated according to the Canada Business Corporations Act, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as the "Licensee")

                  PARTY OF THE SECOND PART

SECTION 1 - PREAMBLE

1.1 WHEREAS Licensor and the Investors (as hereinafter defined) have each subscribed for shares in the capital stock of the Licensee;

1.2 WHEREAS Licensor has acquired, developed and possesses certain intellectual property rights to specialized, novel and unique techniques, inventions, practices, knowledge, know-how, skill, experience and other proprietary information relating to fuel cells and hydrogen generating systems;

1.3 WHEREAS Licensee wishes to acquire rights to use the intellectual property of the Licensor that is relevant and necessary for the operation of the proposed business of Licensee;

1.4 WHEREAS Licensor has agreed to grant to Licensee a license to Licensor's relevant intellectual property as Licensor's capital contribution to Licensee.

      NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 2 - DEFINITIONS

2.1     Definitions. In this Agreement:

2.1.1   "Art" has the meaning ascribed thereto in paragraph 8.3.3;

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2.1.2   "Asset Sale" has the meaning ascribed thereto in subsection 6.4;

2.1.3 "Common Shares" means shares of Licensor's common stock, having the rights, privileges and preferences as set forth in the Amended and Restated Articles of Incorporation of Licensor dated May 2, 1997;

2.1.4 "Confidential Information" means all concepts, methods, procedures, inventions, know-how, secrets, data and other information, whether in written, printed, electronic, unrecorded or any other form whatsoever, and whether known now or developed throughout the duration of this Agreement and which relates in any way to the confidential information of the Disclosing Party, including the technical knowledge, processes, methods, know-how, copyrights, industrial designs, circuits designs and use and manufacture thereof, and all communications and documentation relevant thereto, or which relates in any way to the business of the Disclosing Party, except for information that the Receiving Party can reasonably demonstrate:

        2.1.4.1 is in the public domain (provided that information in the public domain has not or does not come into the public domain as the result of disclosure by the Receiving Party);

        2.1.4.2 is known to the Receiving Party prior to disclosure by the Disclosing Party; or

        2.1.4.3 has become available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party;

2.1.5   "Disclosing Party" has the meaning ascribed thereto at subsection 9.1;

2.1.6 "Equipment" means any machinery or equipment developed or patented by the Licensor using the Technology to be used in order to manufacture the Products;

2.1.7   "Event of Default" has the meaning ascribed thereto at subsection 6.3;

2.1.8 "Exchange Right" has the meaning ascribed thereto in the Stock Exchange Agreement;

2.1.9   "Expiry Date" means May 2, 2001;

2.1.10  "Fairness Committee" has the meaning ascribed thereto in subsection
        14.1;

2.1.11 "Fuel Cell" means a device that uses the electrochemical reaction of a fuel (including but not limited to hydrogen) and oxidants (including but not limited to oxygen) to produce electrical energy;


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2.1.12  "Fuel Cell Based System" means a system, comprised of a number of components (such as Fuel Cell, fuel processor, Fuel Cell system controller and power conditioner), that provides electric power either to operate a product or for such other purpose for which the system is designed. Different Fuel Cell Based Systems may be required for different products and purposes;

2.1.13 "Intellectual Property Based on Patentable Inventions" shall include new discoveries as well as improvements, developments and betterments relating to existing Fuel Cell Based System technologies for which patent applications have been filed, patents have been issued (including, without limitation, the Patents) or protection is afforded by other similar statutory rights;

2.1.14 "Investors" means Societe Innovatech du Grand Montreal, Sofinov Societe Financiere d'Innovation Inc. and 9042-0175 Quebec Inc.;

2.1.15 "Licensee's Intellectual Property" has the meaning ascribed thereto at subsection 5.2;

2.1.16  "Licensor Improvements" has the meaning ascribed thereto at subsection
        5.1 hereof;

2.1.17  "Patents" means the patents and patent applications set forth in
        Schedule 2.1.17 attached hereto and all improvements, modifications, additions, developments and alterations thereto, including, without limitation, Licensor Improvements, made by the Licensor or by any licensee of Licensor for which Licensor may have the right to grant licenses, as well as all other patents relating to the Technology which may hereafter be issued to or acquired by Licensor or for which Licensor may have the right to grant licenses;

2.1.18 "Person" means an individual, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning;

2.1.19 "Products" means Fuel Cell Based Systems that can provide electric power of 2kW or more for use as on-site, stationary power sources;

2.1.20 "Proprietary Information and Data" means all improvements, developments, betterments, information and data relating to Fuel Cell Based Systems that are patentable or not patentable, including: formulae, designs, compilations, devices, methods, techniques, processes, arrangements, drawings, data calculations, configurations and reports that derive independent economic values, actual or potential, from not being generally known to, and not being reasonably ascertainable by, third Persons and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy;


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2.1.21  "Purchaser" has the meaning ascribed thereto in subsection 6.4;

2.1.22  "Receiving Party" has the meaning ascribed thereto at paragraph 9.1.2;

2.1.23  "Representatives" has the meaning ascribed thereto at subsection 9.2;

2.1.24 "Stock Exchange Agreement" means the stock exchange agreement entered into on the date hereof among the Licensor, Societe Innovatech du Grand Montreal and Sofinov Societe Financiere d'Innovation Inc.;

2.1.25  "Share Sale" has the meaning ascribed thereto in subsection 6.4;

2.1.26 "Technology" means Licensor's Intellectual Property Based on Patentable Inventions and Licensor's Proprietary Information and Data relating to Fuel Cells and Fuel Cell Based Systems, as exist on the date hereof and as may be improved, developed or bettered by Licensor hereafter;

2.1.27 "Technical Information" means all data and information, whether proprietary or not, that is relevant and necessary for: the design, and production of the Products, the manufacture of all the components of the Products, the integration, incorporation and assembly of all components of the Products, and the marketing, sale, servicing and maintenance of the Products, as may now be or hereafter become the sole property of the Licensor, including such things as: designs, drawings, models, prints, photographs, production techniques, processes and methods, engineering, performance and production specifications, and technical reports;

2.1.28  "Term" has the meaning ascribed thereto in subsection 6.1 hereof;

2.1.29  "Territory" has the meaning ascribed thereto in subsection 3.2 hereof;

2.1.30 "Trade Marks" means all trade marks listed in Schedule 2.1.30 annexed hereto and all trademarks, whether or not registered, that Licensor may own or have the right to use anywhere in the Territory in relation to Products.

SECTION 3 - GRANT OF LICENSE

3.1 Grant of License. Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, the latter hereby accepting,

3.1.1 the non-exclusive and fully paid right and license to use the Technology that is relevant and necessary to conduct research and development activities in connection with the design, development and production of Products,


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3.1.2   the non-exclusive and fully paid right and license to use the Equipment and Technology that is relevant and necessary for the manufacture, integration, incorporation and assembly of all the components of the Products,

3.1.3 the exclusive and fully paid right and license (excluding even Licensor) to use the Technology and the Trade Marks that are relevant and necessary for the marketing, promotion, advertising, sale, servicing, distribution and merchandising of the Products, all within the Territory and not elsewhere.

3.2 Territory. For the purposes hereof, "Territory" means Canada provided, however, that in the event that the Exchange Right is fully exercised by each of the holders of Class A common shares of Licensee on or prior to 5:00 pm. (Montreal time) on the Expiry Date, "Territory" shall be deemed to mean South America, Central America and North America (excluding, for the purposes of paragraph 3.1.3 hereof only, the States of Ohio, West Virginia and Pennsylvania and such other states as may be mutually agreed upon by Licensee and Licensor).

3.3 Sublicenses. Licensee shall not grant manufacturing sublicenses hereunder, except upon such terms and conditions as may be acceptable to Licensor, in its sole discretion. Licensee shall be entitled to sublicense its right and license to market, promote, advertise, sell, service, distribute and merchandise Products throughout the Territory, subject to Licensor's prior written approval, which approval shall not be unreasonably withheld or delayed, it being understood that whenever Licensor shall not have disapproved of any such proposed sublicensee within thirty (30) days following Licensor's receipt of a written notice from Licensee in connection therewith, Licensor shall be deemed to have approved such sublicensee.

3.4 Exclusivity. Provided Licensee is not in default hereunder, Licensor shall not market, promote, advertise, sell, service, distribute or merchandise Products or products which are similar to the Products anywhere in the Territory, or grant to others the rights and license to perform any of the activities referred to in paragraph 3.1.3 hereof anywhere in the Territory. Moreover, Licensor hereby covenants and agrees that in the event that Licensor proposes to grant to any Person (other than Licensee), at any time between the date hereof and the earlier of the Expiry Date or the date upon which the Exchange Right is fully exercised by each of the holders of Class A common shares of Licensee, the rights and license to perform any of the activities referred to in paragraph 3.1.3 hereof anywhere in South America, Central America or North America (other than the States of Ohio, West Virginia and Pennsylvania and such other states as may be mutually agreed upon by Licensee and Licensor),
(i) same shall be subject to Sofinov Societe Financiere d'Innovation Inc.'s prior written approval, which approval shall not be unreasonably withheld or delayed, it being understood that whenever Sofinov Societe Financiere d'Innovation Inc. shall not have disapproved of any such proposed Person within thirty (30) days following Sofinov Societe Financiere d'Innovation Inc.'s receipt of a written notice from Licensor in connection therewith, Sofinov Societe Financiere d'Innovation Inc. shall be deemed to have approved such Person, (ii) same shall be on


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commercially reasonable terms and (iii) Licensor will cause such Person, if approved as aforesaid, to acknowledge and agree that (x) any such rights or license so granted by Licensor will be terminated immediately as of the date upon which the Exchange Right is fully exercised by each of the holders of Class A common shares of Licensee or (y) upon exercise of the Exchange Right as described above, the Licensee will be substituted for the Licensor in such arrangement and will fully succeed in the rights and obligations of Licensor thereunder.

3.5 Referrals. Licensee shall refer to Licensor all inquiries concerning Products received from anywhere in the world other than for sales in the Territory. Licensor shall refer to Licensee all inquiries concerning Products received from anywhere in the world for sales in the Territory.

3.6 Purchase of Products. Notwithstanding the rights granted by Licensor to Licensee pursuant to paragraph 3.1.2 hereof, Licensee shall be entitled to purchase Products from Licensor or any licensee of Licensor on terms and conditions which are at least as favourable as those offered to comparably or similarly situated customers of Licensor.

SECTION 4 - LICENSOR'S OBLIGATIONS

4.1 Licensor's Initial Obligations. Following the execution of this Agreement, Licensor shall make available to Licensee Technology and Technical Information that is relevant and necessary for Licensee to be able to benefit from the rights and licenses granted to it pursuant to this Agreement.

4.2 Licensor's Future Obligations. From time to time, Licensor shall make available to Licensee all additional Technology and Technical Information that is relevant and necessary for Licensee to be able to benefit from the rights and licenses granted to it pursuant to this Agreement, including Licensor Improvements.

SECTION 5 - DEVELOPMENTS AND IMPROVEMENTS

5.1 Improvements by Licensor. The parties hereby agree that should any improvements, modifications, developments, additions and alterations be made to the Technology, Equipment or Products by or on behalf of Licensor, its agents, employees, consultants or representatives at any time (the "Licensor Improvements"), then they shall be the exclusive property of Licensor. Licensor shall promptly furnish Licensee with complete details of all Licensor Improvements in sufficient detail to make use of them for the purposes provided for in this Agreement. All Licensor Improvements shall be deemed licensed to Licensee hereunder without any compensation therefor and shall be deemed to form part of the Technology for the purposes of this Agreement.

5.2 Improvements by Licensee. The parties hereby agree that any improvements, modifications, developments, additions and alterations made to the Technology, Equipment or Products by or on behalf of Licensee, its agents, employees, consultants or representatives at any time shall be the exclusive property of Licensee (the "Licensee's Intellectual Property"). Licensee


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shall promptly farmish Licensor with complete details of all Licensee's
Intellectual Property in sufficient detail to enable Licensor to make use of it to the same. extent as Licensee and, subject to subsection 5.3 hereof, to sublicense their use to Licensor's other licensees. All Licensee's Intellectual Property shall be licensed to Licensor for the Territory without any compensation therefor. Licensor shall cooperate fully with and assist Licensee in obtaining patents, copyrights, industrial designs and other intellectual property registration with respect to Licensee's Intellectual Property.

5.3 Limitation on Rights of Licensor to Licensee's Intellectual Property. Notwithstanding subsection 5.2 hereof, Licensor shall not be entitled to make Licensee's Intellectual Property available to any licensee of Licensor unless such licensee has permitted its improvements to the Technology, Equipment and Products to be made available to Licensee under the same terms and conditions pursuant to which Licensor has permitted its improvements to the Technology, Equipment and Products to be made available to Licensee hereunder. In addition, Licensor and Licensee will negotiate, in good faith, Licensee's share of any license fee or other compensation payable to Licensor by Licensor's other licensees in connection with Licensee's Intellectual Property.

SECTION 6 - TERM AND EVENT OF DEFAULT

6.1 Term. Subject to the terms and conditions hereof, the initial term of this Agreement shall be twenty-five (25) years, with Licensee having the option to renew this Agreement for additional successive terms of twenty-five (25) years each (the initial term and any renewal term being hereinafter collectively referred to as the "Term").

6.2 Termination of Agreement. If an Event of Default occurs with respect to either party, the non-defaulting party shall have the right to terminate this Agreement immediately upon written notice to the defaulting party. Notwithstanding the foregoing but subject to subsection 6.4 hereof, Licensor shall not be entitled to terminate this Agreement without the written consent of Sofinov for so long as (i) Licensor owns all of the issued and outstanding voting shares of Licensee, (ii) Sofinov owns at least 250,000 of the issued and outstanding voting shares of Licensor (on an as-converted basis) and (iii) Licensor, in good faith, determines that the business conducted by Licensee is commercially viable and competitive in the marketplace.

6.3 Definition of Event of Default. As used herein, "Event of Default" means, with respect to either party, the occurrence of any of the following events:

6.3.1 such party commits an act of bankruptcy, makes an assignment for the benefit of its creditors or otherwise takes advantage of or shelter under any legislation for the protection of debtors; or

6.3.2 such party is declared bankrupt or a receiver is appointed in respect of such party or a substantial portion of its property and such action is not reversed or stayed within 90 days; or


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6.3.3   such party is dissolved, liquidated or wound-up; or

6.3.4 such party fails to perform any of its material obligations under the provisions of this Agreement and such default is not remedied within thirty (30) days of receipt of a written notice to that effect received from the other party.

6.4 Sale of Assets or Shares of Licensee. Notwithstanding any provision of this Agreement, in the event that (a) Licensee sells all its assets to any Person (the "Purchaser") (the "Asset Sale"), or (b) the majority of the issued and outstanding voting shares of Licensee are sold to any Person other than any of the Investors or Licensor (the "Share Sale"), Licensor may terminate this Agreement only if the Licensor provides the Purchaser or Licensee (in the event of a Share Sale) at the time of such Asset Sale or Share Sale, subject to the Purchaser's or Licensee's acceptance, a new technology licensing agreement identical to this Agreement, with the exception that such new agreement shall provide (i) for the payment to Licensor of royalties on net sales of Products at a reasonable royalty, such royalty to be determined in accordance with the then applicable industry standards and United States law; and (ii) for a term equal to the unexpired portion of the Term. In the event that Licensor does not provide the Purchaser or Licensee (in the event of a Share Sale) with such new agreement as provided for herein, then this Agreement shall continue in full force and effect in favour of the Purchaser or Licensee (in the event of a Share
Sale).

SECTION 7 - EFFECT OF TERMINATION OR EXPIRATION OF THE TERM

7.1 Effect of Termination. Upon the termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement:

7.1.1   all rights of the parties hereunder shall cease immediately;

7.1.2 amounts owing by one party to the other shall immediately become due and payable;

7.1.3 subject to paragraph 7.1.4 hereof, each party shall forthwith deliver to the other party all forms, documents and materials relating to Products which are the property of such other party without retaining any copy thereof, and Licensee shall forthwith deliver to Licensor all promotional and advertising materials, instruction sheets, documents and other items bearing any of the Trade Marks, unless a new technology licensing agreement is entered into as provided for in subsection 6.4 hereof;

7.1.4 Licensee shall have the right to distribute and sell its remaining inventory of Products and raw materials, in the ordinary course of business and pursuant to instructions received from Licensor, unless a new technology licensing agreement is entered into as provided for in subsection 6.4 hereof.

        The parties agree to sign all documents and do all things as may be necessary to give effect to the foregoing provisions.


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7.2 Surviving provisions. Termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement shall not release any party from any of its obligations which remain unfulfilled at such time or release any party from those obligations which survive such termination or expiration.

SECTION 8 - TRADE MARKS

8.1 Rights and Ownership in Trade Marks. Neither this Agreement nor the operations of Licensee hereunder shall in any way give or be deemed to give Licensee any interest in the Trade Marks, except for its right and license to use the Trade Marks, in accordance with the terms hereof. Licensee agrees that each of the Trade Marks and the goodwill symbolized thereby is the sole and exclusive property of Licensor and nothing in this Agreement shall prohibit or curtail in any manner Licensor's right to use, directly or indirectly, the Trade Marks.

8.2 No action by Licensee. Licensee agrees that it has no power or right to and shall not during the term of this Agreement or thereafter take any action which might invalidate the Trade Marks or impair any rights of Licensor therein or create any rights adverse to those of Licensor therein or attempt to register the Trade Marks anywhere in the Territory.

8.3 Use of Trade Marks

8.3.1 Licensee agrees that it will use the Trade Marks only in connection with the Products and label, package and advertise the Products only in such manner as to preserve at all times all rights of Licensor in the Trade Marks;

8.3.2 Licensor shall provide to Licensee from time to time information regarding the use of the Trade Marks, including the typeface, configuration and orientation of the Trade Marks, specifications and restrictions on the size, colour and backgrounds for the Trade Marks, and Licensee shall use the Trade Marks only in the manner so specified;

8.3.3 Licensee shall submit all original mechanical art (the "Art") for all labels, packaging, advertisements, promotional materials and other materials used in connection with the sale of the Products which bear any Trade Mark to Licensor for approval prior to the use of the Art, which approval shall not be unreasonably withheld or unduly delayed. In the event that Licensor does not notify Licensee in writing of its disapproval of same within thirty (30) days of its receipt of the Art, the Art shall be deemed to be approved by Licensor;

8.3.4 Licensee shall not change or modify any party of the Art without the written approval of Licensor, which approval shall not be unreasonably withheld or unduly delayed. In the event that Licensor does not advise Licensee in writing that it disapproves of such change or modification within ten (10) days of receipt thereof, Licensor shall be deemed to have accepted such change or modification;


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8.3.5   Licensee shall forward to Licensor, at Licensee's expense, such representative samples of the labels, packaging, advertisements and promotional and other materials used in connection with the sale of the Products in which any of the Trade Marks appear once a year or at such other times as Licensor may reasonably request, in order to verify that the Trade Marks are being used in accordance with the terms of this Agreement;

8.3.6 Each label package, advertisement, item or promotional or other material used in connection with the sale of the Products which bears t any Trade Mark shall contain the following legend:

                        "[the particular Trade Marks used]"(R) are Trade Marks of H Power Corp. and are used by [Licensee's Name] under License."

        or such other legend, inscriptions and markings thereon as Licensor may request;

8.3.7 Licensee shall not use the Trade Marks or any similar mark, name or logo to identify its business or any product (other than Products) that Licensee manufactures or sells;

8.3.8 Licensee shall use the Trade Marks only as depicted in their respective registrations or applications for registration or as prescribed by Licensor.

8.4 Delivery of Documents. Licensee shall execute and deliver such documents, applications and other writings and do such things as may be requested by Licensor in order to confirm Licensor's ownership of the Trade Marks, maintain the validity of same and obtain, maintain or renew any registration thereof. The expenses to confirm Licensor's ownership of the Trade Marks shall be borne by Licensor. The expenses to maintain the validity of the Trade Marks and to obtain, maintain or renew any registration thereof shall be borne in the manner provided for in subsections 11. 1 and 11.2 hereof. Failure to obtain or maintain registration of any of the Trade Marks anywhere in the Territory shall not constitute a breach of the terms hereof by Licensor.

SECTION 9 - CONFIDENTIAL INFORMATION

        9.1 Confidential Information. Each party hereby acknowledges that it may receive Confidential Information from the other party (the "Disclosing Party"). Each party hereby acknowledges, accepts and agrees that:

9.1.1 the Confidential Information designated as such in the manner provided for in this Section 9 is nonpublic and confidential and shall at all times remain the property of the Disclosing Party;


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9.1.2   the disclosure by the Disclosing Party of the Confidential Information
        to the other party (the "Receiving Party") is for the sole purpose of enabling it to carry out its obligations under the terms of this Agreement; and

9.1.3 the Receiving Party shall not assert, directly or indirectly, any right with respect to the Confidential Information which may impair or be adverse to the Disclosing Party's ownership thereof.

9.2 Obligations of parties. Each party shall keep the Confidential Information, and the fact that the Confidential Information has been provided, confidential at all times (regardless of the extent or duration of the relationship of the parties and regardless of whether such Confidential Information was disclosed before or after the date of this Agreement) and shall not disclose such Confidential Information, in whole or in part, to any person other than to its agents, employees and other authorized representatives (collectively herein referred to as the "Representatives") who need to know such information in connection with the performance of its obligations under the terms of this Agreement, without the prior written consent of the Disclosing Party. Each party shall inform its Representatives of the confidential nature of the Confidential Information and shall require such Representatives to keep such information confidential. Each party shall be fully responsible for any breach of this Agreement by its Representatives. Each party shall exercise careful judgment to minimize the number of its Representatives who have access to the other party's Confidential Information and to limit them to individuals reasonably known to be trustworthy and of sound judgment. Nothing herein shall be deemed to impair Licensor's right to disclose the Confidential Information of Licensee to its other licensees, subject to appropriate safeguards and the said licensees signing confidentiality agreements, and provided further that Licensor has the right to disclose the confidential information of such other licensee to Licensee.

9.3 Property of Confidential Information. Any Confidential Information disclosed by the Disclosing Party shall remain the sole and exclusive property of the Disclosing Party.

9.4 Information disclosed prior to this Agreement. Any Confidential Information supplied to the Receiving Party by the Disclosing Party prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.

9.5 Breach of Confidentiality. In the event of a material breach of the undertakings of either party under this Section 9, money damages may be inadequate and the Disclosing Party shall be entitled to seek injunctive relief and specific performance. Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law. The Disclosing Party shall be entitled to reasonable legal fees (including reasonable attorney's fees and expenses) and other costs reasonably incurred to remedy any and all material breaches by the Receiving Party of this Agreement.


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9.6 Transfer of Confidential Information. All confidential information finished hereunder shall either be in writing, plainly marked "Confidential Information" or, if disclosed by demonstration or orally, shall be designated as confidential and shall be confirmed in writing to the Receiving Party within thirty (30) days, the writing to be clearly marked "Confidential Information" and setting forth the information so disclosed with such sufficient specificity to clearly establish the content and scope of what is deemed Confidential Information.

SECTION 10 - REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Representations of Licensor. Licensor hereby represents, warrants and covenants:

10.1.1 that it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

10.1.2 that it has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by Licensor and the performance by Licensor of its obligations hereunder have been duly authorized by all necessary action on its part and do not require any action, consent or approval of, any registration with, or notification to any Person, or any action or consent under any laws to which Licensor is subject;

10.1.3 that Schedule 10. 1.3 annexed hereto contains a true and complete list and copy of all Patents, which have not been opposed or held unenforceable and which are in full force and effect;

10.1.4  that as of the date hereof there are no Trade Marks;

10.1.5  that it is the sole owner of all the Technology;

10.1.6 that the registrable Technology has been duly registered with, filed in or issued by, as the case may be, the appropriate authorities and such registrations, patent pendings, filing and issuances remain in full force and effect;

10.1.7 that, on the date hereof and for the duration of the term of this Agreement, the Technology is and will be, and the Trade Marks will be, free and clear of any hypothecs, charges, liens or encumbrances, except for (i) the liens described in Schedule 10.1.7, all of the holders of such liens having taken cognizance of this Agreement and agreed to be bound by the provisions hereof in the event that any of them realizes on its security and (ii) subsequent security granted in favour of any lender of Licensor, provided that such secured lender takes cognizance of this Agreement and agrees to be bound by the provisions hereof in the event that it realizes on its security;


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10.1.8  that it has not granted any options, licenses or other rights to the
        Technology or the Trade Marks to any Person except as set forth in
        Schedule 10.1.8 attached hereto;

10.1.9 that the Technology is sufficient to enable Licensee to exercise all of the licenses and rights granted to it hereunder;

10.1.10 that the execution, delivery and performance of this Agreement, the granting of the rights and license provided herein and the consummation of the transactions contemplated hereby will not, in any material respect, breach, violate or conflict with any instrument, agreement or undertaking, written or oral, governing the Technology or Trade Marks, including, without limitation, that certain agreement dated May 16, 1995 between Licensor and Aerojet-General Corporation, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of Licensor's rights to the Technology or Trade Marks or in any way impair the right of Licensor to bring any action for the infringement of the Technology or Trade Marks or any part thereof;

10.1.11 that on the date hereof, the Technology and the Trade Marks do not, to the best of Licensor's Knowledge, infringe any rights of any Person;

10.1.12 that there are no pending or threatened proceedings, litigation or other adverse claims affecting, or with respect to, the Technology, the Trade Marks or any part thereof and, to the best of Licensor's knowledge, no Person is infringing or threatening to infringe the Technology or the Trade Marks;

10.1.13 that all its Representatives, officers and directors other than those Representatives who are not privy to any of Licensor's confidential information are bound by confidentiality, non-competition and assignment of intellectual property agreements, and such agreements do not confer on any such Person any rights to the Technology or Trade Marks;

10.1.14 that it has not received any offer from any Person for the purchase of any part of its assets or shares;

10.1.15 that, to the best of its knowledge, there are no other facts or circumstances which, if known by Licensee, would dissuade Licensee from entering into this Agreement or any other agreements entered into between Licensor and Licensee on the date hereof.

10.2 Representations of Licensee. Licensee hereby represents, warrants and covenants:

10.2.1  that it has all the rights and power to enter into this Agreement;

10.2.2 that the undersigned officer has full authority to execute this Agreement;


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

10.2.3 that this Agreement does not violate the terms of any other agreement to which Licensee is subject or to which Licensee is bound;

10.2.4 that it will market, promote, advertise, sell, service, distribute and merchandise the Products to the best of its ability using commercially acceptable standards.

SECTION 11 - COSTS, VALIDITY AND INFRINGEMENT OF TECHNOLOGY AND TRADE MARKS

11.1 Validity of Patents and Trade Marks. Licensor will maintain the validity of the Patents and the Trade Marks by paying all required fees and other costs associated with maintaining the validity of the Patents and the Trade Marks in the Territory. Similarly, Licensee will maintain the validity of all patents and trade marks, if any, issued or registered in respect of Licensee's Improvements by paying all required fees and other costs associated with maintaining the validity of such patents and the trade marks in the Territory.

11.2 Notice of infringement . Each party shall promptly notify the other party in writing of any infringement or threatened infringement by a third party of the Technology or Trade Marks or the Licensee's Intellectual Property, including without limitation, any actual or intended common law passing-off, as well as any action to invalidate or revoke the Technology, the Trade Marks or the Licensee's Intellectual Property which may come to its attention, including without limitation, any third party claim that any of the Trade Marks causes deception or confusion with or infringes upon its trade marks, service marks or other property rights in any manner.

11.3 Proceedings. The parties shall inform each other of each infringement or violation of the Technology, the Trade Marks or the Licensee's Intellectual Property. Whenever the owner of the Technology, the Trade Marks or the Licensee's Intellectual Property concludes that proceedings should be taken with respect to any such infringement or violation of its rights, the owner of such intellectual property shall promptly and diligently prosecute same at its cost and expense and shall be entitled to all recoveries and awards therefrom. If such owner advises the other party that it does not intend to participate in any such proceedings, the other party shall be free to prosecute same and shall pay all costs and expenses related thereto and be entitled to all recoveries and awards therefrom. The parties shall at all times fully cooperate in the prosecution of all such proceedings.

11.4 One party institutes proceedings. It is understood that the party that did not institute suit or action shall render all reasonable assistance to the party that did institute suit or action, including, but not limited to, executing all documents as may be reasonably requested by the party that did institute such suit or action, and providing all necessary documentation evidencing the infringement that such party has in its possession or may acquire thereafter.

11.5 Licensee's proceedings. In the event that Licensee initiates any and all lawsuits involving or relating to the Technology or the Trade Marks, it shall do so in good faith and to the best of its ability.

11.6 Licensor's proceedings. In the event that Licensor initiates any and all lawsuits involving or relating to the Licensee's Intellectual Property, it shall do so in good faith and to the best of its ability.

11.7 Ownership of Technology and Trade Marks. Licensee shall not contest the ownership or validity of the Technology or Trade Marks, whether directly or indirectly, at any time during the term of this Agreement or at any time thereafter.

11.8 Ownership of Licensee's Intellectual Property. Licensor shall not contest the ownership or validity of the Licensee's Intellectual Property, whether directly or indirectly, at any time during the term of this Agreement or at any time thereafter.

SECTION 12 - INSURANCE AND INDEMNIFICATION

12.1 Indemnification of Licensee. Licensor shall indemnify and save and hold Licensee harmless from and against any debts, liabilities, claims, actions, causes of action, suits, damages, losses, costs and expenses, including damage to property and reasonable attorneys' fees and expenses, which Licensee is or may become liable for or be compelled to pay as a result or by reason of (i) any breach or default by Licensor or its directors, officers, servants, agents or employees in connection with Licensor's performance under the terms of this Agreement, or (ii) any defects in the Technology or Trade Marks that prevent or limit Licensee from fully exercising all of the rights and licenses granted to it pursuant to this Agreement, or (iii) any proceeding of a third party claiming that the use of all or any part of the Technology or Trade Marks by Licensee constitutes an infringement of its rights provided that the Licensor is not in breach or default pursuant to Section 10 hereof. In the event that a decision in favour of a third party is rendered pursuant to any claim by such third party that the use of all or any part of the Technology or Trade Marks by Licensee constitutes an infringement of its rights and that Licensor loses its ownership of all or any part of the Technology or Trade Marks or its right to grant rights and licenses relating to the Technology or Trade Marks, Licensor shall deploy its best efforts to ensure that Licensee obtains any license which is necessary for the manufacturing and marketing of Products from such third party.

12.2 Indemnification of Licensor. Licensee shall indemnify and save and hold Licensor harmless from and against any debts, liabilities, claims, actions, causes of actions, suits, damages, losses, costs and expenses, including, damage to property and reasonable attorneys' fees and expenses, which Licensor is or may become liable for or be compelled to pay (i) as a result or by reason of any breach or default of Licensee or its directors, officers, servants, agents or employees in connection with Licensee's performance under the terms of this Agreement, or (ii) arising or resulting in any way from the use of the Technology and Trade Marks, subject to the provisions of subsection 11.1 hereof.

12.3 Insurance. Each of the parties hereto hereby agrees that, once either of them commences manufacturing Products, it shall maintain comprehensive general public liability insurance, including blanket contractual liability and personal injury liability endorsements, against claims for product liability and such other claims as are contemplated herein. Such insurances shall be for an amount which is reasonable given the nature of such party's operations, and shall be written with a reputable insurer.

SECTION 13 - SALE OF TECHNOLOGY

13.1 Sale of Technology. Licensor hereby agrees and undertakes not to assign, sell or alienate to any Person all or any part of the Technology or Trade Marks unless such Person agrees to be bound by this Agreement.

SECTION 14 - FAIRNESS COMMITTEE AND ARBITRATION

14.1 Fairness Committee. In the event of any dispute, controversy or disagreement between the parties arising out of or in relation to the validity, interpretation or performance of the provisions of this Agreement, the parties shall first meet and try in good faith to resolve their differences. In the event they are unable to meet within ten (10) days of either party requesting a meeting or are unable to resolve their differences within ten (10) days of their meeting, then the parties shall forthwith appoint a fairness committee ("Fairness Committee") comprised of three representatives of each of Licensor and Licensee (provided that the three representatives of Licensee shall be chosen by the Investors only) who shall meet together in an effort to resolve their differences.

14.2 Arbitration. In the event that the parties are unable to appoint a Fairness Committee within five (5) days of either party requesting same or the Fairness Committee is unable to meeting within five (5) days of its creation or the Fairness Committee is unable to resolve any dispute through negotiation as set forth in subsection 14.1 within ten (10) days of its meeting, then such dispute shall be definitively dealt with using the rules of conciliation and arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with said rules, and to the exclusion of any courts, except for injunctive relief and any provisional remedy, including seizure before judgment, which may be obtained from any court or tribunal having jurisdiction. Any arbitration proceeding required pursuant to the terms thereof shall take place in New York, New York and shall be conducted in both the English and French language. The cost of the arbitration shall be borne in the manner provided for in the arbitration award.

SECTION 15 - MISCELLANEOUS PROVISIONS

15.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by telecopier, or delivered by hand, to the other party at the following addresses:

if to the Licensee      3362469 CANADA INC.
                        c/o Lapointe Rosenstein
                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Claude Bergeron

                        Telecopier: (514) 925-9001

if to the Licensor:     H POWER CORP.
                        60 Montgomery Street
                        Belleville, New Jersey
                        07109, U.S.A.

                        Attention: the President

                        Telecopier: (201) 844-8439

with a copy in
all cases to:           SOFINOV SOCIETE FINANCIERE D'INNOVATION INC.
                        1981 McGill College Avenue
                        Montreal, Quebec
                        H3A 3C7

                        Attention: the President

                        Telecopier: (514) 847-2628

                        SOCIETE INNOVATECH DU GRAND MONTREAL
                        2020 University Avenue
                        Suite 1527
                        Montreal, Quebec
                        H3A 2A5

                        Attention: President and Chief Executive Officer

                        Telecopier: (514) 864-4220

                        9042-0175 QUEBEC INC.
                        c/o Lapointe Rosenstein
                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Claude Bergeron

                        Telecopier: (514) 925-9001

with a copy in
all cases to:           LAPOINTE ROSENSTEIN

                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Claude Bergeron

                        Telecopier: (514) 925-9001

                        BROCK FENSTERSTOCK ET AL
                        153 East 53rd Street
                        56th Floor
                        New York, NY 10022

                        Attention: David Robbins

                        Telecopier: (212) 371-5500

or at such other address as each party may have previously indicated to the other party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if delivered by hand, or the next business day immediately following the date of transmission if sent by telecopier. The original copy of any notice sent by telecopier shall be forwarded to the other party by registered mail, receipt return requested.

15.2 Further Documents. The parties undertake to execute and deliver such documents and do such things as may be necessary or advisable to give full effect to the terms of this Agreement.

15.3 Gender. Any reference in this Agreement to any gender shall include both genders and the neutral, and words used herein importing the singular number only shall include the plural and vice versa.

15.4 Headings. The division of this Agreement into Sections, subsections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

15.5 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Section, subsection or other subdivision of this Agreement or any other provisions of this Agreement.

15.6 Entire Agreement. This Agreement together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties.

15.7 Amendments. No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed by each party hereto.

15.8 Waiver. Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties.

15.9 Delays. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a business day, then the delay shall be extended to the next succeeding business day.

15.10 Preamble. The preamble hereof shall form an integral part of this Agreement.

15.11 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as they are applied to agreements entered into in New York between New York residents and performed entirely within New York.

15.12 Separate entities. This is an agreement between separate entities and neither is the agent or servant of or possesses the power to obligate the other. This Agreement shall not be construed so as to constitute Licensor and Licensee partners or joint venturers or so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.

15.13 Successors and assigns. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Any party shall not assign any of its rights, title and interest in and to this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed.

15.14 Currency and conversion rate. All amounts due hereunder shall be paid in the lawful currency of the United States of America, at the address designated by either party from time to time. If any amounts are expressed in a foreign currency, such amount shall be converted at the noon rate as reported by the Royal Bank of Canada for the conversion of such foreign currencies into U.S. dollars on the due date of such amounts.

15.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

15.16 Language. The parties hereto state their express wish that this Agreement as well as all documentation contemplated hereby or pertaining hereto or to be executed in connection herewith be drawn up in English; les parties expriment leur desir explicite a l'effet que cette convention de meme que tous documents envisages par les presentes ou y ayant trait ou qui seront signes relativement aux presentes soient rediges en anglais.

        IN WITNESS WHEREOF, the parties have signed at the place and on the date first hereinabove mentioned.

H POWER CORP.                          3362469 CANADA INC.


Per: /s/ H. Frank Gibbard              Per: /s/ Marcel Paquette
     -----------------------------          ------------------------------------
     H. Frank Gibbard, President            Marcel Paquette, Chairman of the
                                            Board and Secretary